Exhibit 99.1

Mobile Reach International, Inc. CEO Michael J. Hewitt Steps Down

          Board Member Christopher Johnson Appointed as Interim CEO

    CARY, N.C., Aug. 6 /PRNewswire-FirstCall/ -- Mobile Reach International, Inc. (OTC Bulletin Board: MBRI), today announced that Michael J. Hewitt, President and Chief Executive Officer, has decided to leave the company to pursue other opportunities and in addition Mr. Hewitt has resigned his position on the Board. Carl Hartman also resigned as Board Director.

    The Board has formed an Operating Committee, which is lead by Christopher Johnson through his appointment as Interim Chief Executive Officer, President, and Treasurer of Mobile Reach International, Inc. Mr. Johnson will assume Mike Hewitt's responsibilities during the Company's search for a replacement.

    Mark J. Lloyd, Founder, and Chief Technology Officer of Mobile Reach International, Inc. has been appointed Chief Executive Officer, President, and Treasurer responsible for day-to-day operations of the subsidiary Mobile Reach Technologies, Inc. Paige Bendixsen will continue as Chief Executive Officer, President and Treasurer responsible for day-to-day operations of the subsidiary Mobile Reach Solutions, Inc.

    Mobile Reach International (MRI) (http://www.mobilereach.com) is a product and services company focused on providing mobile business solutions throughout the United States and Europe. The product offerings are used to extend and integrate business applications to mobile platforms. Additionally, our wide range of service offerings includes a myriad of support functions including the definition, selection, implementation, and utilization of mobile business solutions.

    This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the companies' respective filings with the Securities and Exchange Commission. The actual results that the companies achieve may differ materially from any forward-looking statement due to such risks and uncertainties. The companies undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

     Contact:  Robert Giordano                  Thomas Mikolasko
               ROI Group Associates, Inc.       ROI Group Associates, Inc.
               Phone: (212) 495-0200 x10        Phone: (212) 495-0200 x16
               Fax: (212) 495-0746              Fax: (212) 495-0746
               rgiordano@roiny.com              tmikolasko@roiny.com

SOURCE  Mobile Reach International, Inc.
    -0-                             08/06/2004
    /CONTACT:  Robert Giordano, Phone: +1-212-495-0200 x10,
Fax: +1-212-495-0746, rgiordano@roiny.com, or Thomas Mikolasko,
Phone: +1-212-495-0200 x16, Fax: +1-212-495-0746, tmikolasko@roiny.com, both of ROI Group Associates, Inc., for Mobile Reach International, Inc./
    /Web site:  http://www.mobilereach.com /
    (MBRI)

CO:  Mobile Reach International, Inc.; Mobile Reach Technologies, Inc.
ST:  North Carolina
IN:  CPR NET MLM ITE
SU:  PER